EXHIBIT 99

FOR IMMEDIATE RELEASE
DATE: January 25, 2006

CONTACT:	Donald V. Rhodes
Chairman and
	Chief Executive Officer	(360) 943-1500

Heritage Financial Corporation of Olympia, Washington Announces Agreement to Acquire Western Washington Bancorp

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Heritage Financial Corporation (“Heritage”) and Western Washington Bancorp (“WWB”) announced today the signing of a definitive agreement under which Heritage will acquire WWB in exchange for cash and common shares of Heritage. WWB’s banking subsidiary, Washington State Bank, National Association (“WSB”), a unit bank in Federal Way, Washington, will be merged into Heritage Bank, a wholly owned subsidiary of Heritage.

The transaction provides an outstanding strategic expansion opportunity for Heritage, marking its entry into South King County in keeping with our Strategic Plan to expand geographically into contiguous markets. The addition of a presence in South King County will enable us to better serve our customer base. Upon completion of the transaction, Heritage’s total assets will be approximately $800 million and the institution will have19 branches.

Terms of the agreement call for Heritage to pay approximately $3.9 million in cash and issue approximately 210,000 shares of common stock. Based on Heritage’s average closing price of $24.3741 as defined in the definitive agreement, the value of the stock consideration is approximately $5.1 million and the aggregate transaction value is approximately $9.0 million. Based on WWB’s December 31, 2005 financials, the aggregate transaction value represents 236% of WWB’s book value and tangible book value and 14.4x WWB’s trailing 12 month earnings. With an expected closing in the second quarter the transaction is expected to be slightly accretive to Heritage’s 2006 earnings.

The parties intend that the transaction will qualify as a tax-free reorganization under the Internal Revenue Code. Heritage will fund the cash component with internally generated cash. The acquisition is subject to approval of WWB shareholders and banking regulators.

In commenting on the transaction, Donald V. Rhodes, Chairman and Chief Executive Officer of Heritage, said, “We are very pleased to announce this transaction. This is an excellent opportunity for the shareholders of both companies. For Heritage, it is an opportunity for growth in the vibrant business markets of South King County, a natural extension from our existing Pierce County presence. For WWB, it expands the services and locations available to its customers.

L. Anthony Tebeau, President and Chief Executive of WSB, noted, “We are delighted with this opportunity to merge with Heritage Bank. Heritage will preserve our commitment to community banking and provide our customers with the support of a larger company that has an excellent reputation for customer service and community involvement.”

Heritage engaged Gerrish McCreary Smith, PC as its financial and legal advisor. WWB engaged McAdams Wright Ragen as financial advisor and Keller Rohrback, L.L.P. as legal counsel.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Western Washington Bancorp, the parent company of Washington State Bank, N.A. is an independent bank holding company headquartered in Federal Way, Washington. Washington State Bank, N.A. is a community banking organization established in 1992. Washington State Bank’s business mix is both retail and commercial, with a strategic focus on business banking. The company, with $57 million in assets, has 1 office located in Federal Way, Washington.

Western Washington Bancorp will provide to its shareholders a proxy statement concerning the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Heritage free of charge by contacting: Investor Relations, Heritage Financial Corporation, 201 5th Avenue SW, Olympia, WA 98501, Telephone 360-943-1500.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.